For Immediate Release
Citigroup Inc. (NYSE: C)
March 21, 2011

Citigroup Announces Reverse Stock Split
Intends to Reinstate Common Stock Dividend of $0.01 per Share

New York – Citigroup Inc. today announced a 1-for-10 reverse stock split of Citigroup common stock.  Citi also announced that it intends to reinstate a quarterly dividend of $0.01 per common share in the second quarter of 2011, following the effective date of the reverse stock split.

“Citi is a fundamentally different company than it was three years ago,” said Vikram Pandit, Chief Executive Officer of Citigroup.  “The reverse stock split and intention to reinstate a dividend are important steps as we anticipate returning capital to shareholders starting next year.”

Citi anticipates the reverse stock split will be effective after the close of trading on May 6, 2011, and that Citi common stock will begin trading on a split adjusted basis on the New York Stock Exchange (NYSE) at the opening of trading on May 9, 2011.  When the reverse stock split becomes effective, every ten shares of issued and outstanding Citigroup common stock will be automatically combined into one issued and outstanding share of common stock without any change in the par value per share. This will reduce the number of outstanding shares of Citigroup common stock from approximately 29 billion to approximately 2.9 billion.  Citigroup common stock will continue trading on the NYSE under the symbol “C” but will trade under a new CUSIP number.

No fractional shares will be issued in connection with the reverse stock split. Following the completion of the reverse stock split, Citi’s transfer agent will aggregate all fractional shares that otherwise would have been issued as a result of the reverse stock split and those shares will be sold into the market. Stockholders who would otherwise hold a fractional share of Citigroup common stock will receive a cash payment from the proceeds of that sale in lieu of such fractional share.  Additional information on the treatment of fractional shares and other effects of the reverse split can be found in Citi’s definitive proxy statement filed with the Securities and Exchange Commission on March 12, 2010.

Citi is executing its strategy of focusing on its core businesses in Citicorp to support economic growth including banking, providing loans to small businesses, making markets and providing capital, while continuing to  wind down Citi Holdings in an economically rational manner.  At the end of 2010, the U.S Treasury sold its remaining shares of common stock, earning in total a $12 billion profit for taxpayers on its investment in Citi.  2010 was Citi’s first year of four profitable quarters since 2006, with $10.6 billion of net income.  Citi's capital strength is among the best in the industry and the bank is focused on putting its unmatched global network to use for its clients to foster sustainable and respon sible growth.

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Citi
Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this release, including without limitation the consummation, effectiveness and completion of the reverse stock split and the timing thereof, the estimated number of shares of Citi common stock outstanding after the effectiveness of the reverse stock split, Citi’s intention to reinstate its common stock dividend during the second quarter of 2011, the return of capital to stockholders in 2012, and statements regarding Citi’s business strategy are “forward-looking statements” within the meaning of the rules and regulations of the SEC.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation (i) receipt of the required approval from the Citi Board of Directors for the declaration of any dividends, (ii) Citi’s results of operations and financial condition, (iii) future regulatory approvals for the return of capital to stockholders, (iv) the successful consummation and completion of the reverse stock split, including the required stock exchange and related notices and requirements,  and (v) the precautionary statements included in Citi’s filings with the SEC, including without limitation the “Risk Factors” section of Citi’s 2010 Form 10-K.

Media Contacts:	Jon Diat	(212) 793-5462
	Shannon Bell	(212) 793-6206

Investors:	John Andrews	(212) 559-2718

Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091